Panorama Growth Portfolio
The Fund adjusts the classification of distributions to shareholders to reflect the differences between financial statement amounts and distributions determined in accordance with income tax regulations. Accordingly, during the year ended December 31, 1997, amounts have been reclassified to reflect an increase in undistributed net investment income of $1,171, a decrease in accumulated net realized gain on investments of $372,018, and an increase in paid-in capital of $370,847.

Panorama Total Return Portfolio
The Fund adjusts the classification of distributions to shareholders to reflect the differences between financial statement amounts and distributions determined in accordance with income tax regulations. Accordingly, during the year ended December 31, 1997, amounts have been reclassified to reflect an increase in undistributed net investment income of $113,613, an increase in paid-in capital of $350,756, and a decrease in accumulated net realized gain on investments at $464,369.

Panorama Government Securities Portfolio
The Fund adjusts the classification of distributions to shareholders to reflect the differences between financial statement amounts and distributions determined in accordance with income tax regulations. Accordingly, during the year ended December 31, 1997, amounts have been reclassified to reflect an increase in paid-in capital of $4,984, a decrease in undistributed net investment income of $4,981, and an increase in accumulated net realized loss on investments of $3.

Panorama International Equity Portfolio
The Fund adjusts the classification of distributions to shareholders to reflect the differences between financial statement amounts and distributions determined in accordance with income tax regulations. Accordingly, during the year ended December 31, 1997, amounts have been reclassified to reflect a decrease in undistributed net investment income of $86,222. Accumulated net realized gain was increased by the same amount.

Panorama Lifespan Diversified Income Portfolio
The Fund adjusts the classification of distributions to shareholders to reflect the differences between financial statement amounts and distributions determined in accordance with income tax regulations. Accordingly, during the year ended December 31, 1997, amounts have been reclassified to reflect an increase in undistributed net investment income of $2,219.
Accumulated net realized gain was decreased by the same amount.

Panorama Lifespan Balanced Portfolio
The Fund adjusts the classification of distributions to shareholders to reflect the differences between financial statement amounts and distributions determined in accordance with income tax regulations. Accordingly, during the year ended December 31, 1997, amounts have been reclassified to reflect an increase in accumulated net realized gain on investments of $8,665. Undistributed net investment income was decreased by the same amount.

Panorama Lifespan Capital Appreciation Portfolio
The Fund adjusts the classification of distributions to shareholders to reflect the differences between financial statement amounts and distributions determined in accordance with income tax regulations. Accordingly, during the year ended December 31, 1997, amounts have been reclassified to reflect an increase in accumulated net realized gain on investments of $13,047. Undistributed net investment income was decreased by the same amount.